Exhibit 99.2

Transcript of
Medical Nutrition USA, Inc., (MDNU)
First Quarter Fiscal 2009 Earnings Conference Call
June 12, 2008

Participants

   Frank Newman, Chairman and Chief Executive Officer
   Alan Levy, Chief Financial Officer

Operator:	Good day, everyone, and welcome to the Medical Nutrition USA Incorporated first quarter fiscal 2009 earnings conference call. At this time, I would like to inform you that this conference is being recorded and that all participants are currently in a listen only mode. I will now turn the conference over to Mr. Alan Levy, Vice President of Finance and Chief Financial Officer. Please go ahead, sir.

Alan Levy:	Thank you very much. Good morning. Most of you should have received a copy of our earnings press release. If you didn’t receive a copy, it’s posted in the investor relation section of our Web site at mdnu.com or other financial Web sites. This call is being broadcast live on our Web site. Replays will be available from our site for the next 90 days.

This call may contain forward looking statements that are subject to certain risks and uncertainties. Although the company believes that the expectations reflected in any of its forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Risks and uncertainties that could cause or contribute to such material difference include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the nursing home, renal care, health food, bariatric surgery markets, changes in competitive pricing for products and the impact of its competitors new product introductions. The company’s future financial condition and results of operations, as well as any forward looking statements, are subject to change and inherent risk and uncertainties. Other important factors that may cause actual results to differ materially from those expressed in the forward looking statements are discussed in the company’s SEC filings included in Form 10-KSB for the period ended January 31st, 2008 as filed with the SEC on April 29th, 2008.

With me this morning is our Chairman and CEO, Frank Newman, who will make some comments, then Frank and I will open the call to your questions.

I’m going to review the quarter ended April 30th, 2008 in comparison to the prior period. Everyone should have the press release with the details, so I’ll be reviewing only the highlights. Sales for the quarter ended April 30th were $3.3 million as compared to $2.8 million for the prior year quarter, a 17 percent increase. Sales of branded products for the current quarter were $2.9 million as compared to $2.5 million for the prior year quarter, a 17 percent increase in line with our forecast. Unit sales for the period were up 31 percent which was offset by the price reductions we previously announced. Private label sales increased to $417,000 for the current quarter versus $362,000 in the prior year quarter. Gross profit increased to $1.8 million or 53.5 percent of sales as compared to $1.5 million or 54.5 percent of sales which is the result of increased sales offset by the price reductions.

Selling, general and administrative for the quarter was $1.9 million or 59 percent of sales as compared to $1.4 million or 50 percent of sales for the prior year quarter. The increase in percentage of SG&A in line with our forecast is from the increase in our sales force and additional sales and marketing activities. Loss before income tax for the quarter was $150,600 versus net income before tax of $228,200 for last year quarter. Net loss for the quarter was $121,400 or one penny per share compared to a net income of $53,700. Our balance sheet remains very strong with over $9.3 million in cash and short term investments. Net cash provided by operating activities was $459,000 versus $429,000 in the prior year. The stock repurchase plan during the quarter ended April 30th have purchased 181,300 shares of our stock at an average purchase price of $3.45 per share.

It is now my pleasure to turn the call over to Frank Newman, our Chairman and CEO.

Frank Newman:	Thank you, Alan.

As you saw from the release, we accomplished a great many things in the first quarter on the plans that we had outlined to you at the end of the fourth quarter. Most importantly we were able to increase our field sales representation with the addition of some very high quality individuals during the quarter. We actually have added since the beginning of the year six area managers and an additional regional manager. Most of those area managers came onstream towards the end of the quarter so we have not yet begun to see the benefits of their addition in terms of top line growth, but we’re extremely pleased with the quality.

The successful implementation of our price decrease of our more aggressive pricing has yet to be fully felt on our top line growth either. As I think we outlined in our last call, the price decrease went into effect with our distributors approximately March 1st and it was after that that we began to communicate the price decrease to our users and the distributors passed that price decrease on at varying levels, depending on the distributor’s internal ability to reflect lower prices. So we have – I don’t think what we’re seeing in terms of top line growth significantly impacted by those price reductions yet.

During the second quarter, we will complete the introduction of our UTI-STAT product which has already begun and is receiving extremely positive response from our users. Obviously, also we will now have a full quarter of price reductions compared to only a partial quarter of price reductions in the first quarter and as we have previously indicated, we expect the significant benefit from those price reductions to begin to show up in our third quarter as our new sales people become more productive and as those prices get fully implemented in the market.

We’re extremely pleased with everything that was accomplished. I think most of your can understand these were major initiatives, they were implemented very skillfully by our sales staff and by our administrative staff and I couldn’t be more pleased with the skill and the timeliness of the execution.

As we’ve previously identified, these are the important steps for the long range are costly in the short term and as a result, our profits declined for the first quarter. We would expect the same situation to occur in the second quarter.

In fact, the second quarter will be the most difficult year over year comparisons because we will have a full quarter of the reduced pricing and a full quarter of the additional expenses related to our increase in sales staff without the full benefit of the sales that those additional sales people will be generating. So on a profit comparison to last year, we would expect the second quarter to be the toughest quarter that we face and then, more easier comparisons going into the third and the fourth quarter.

I want to give you a little bit of scope on that just so that you can get a better feel, although we don’t give specific guidance. As you’ll note from the first quarter, our SG&A expense to sales increased by about 10 percentage points over the prior year. We would expect the second quarter increase to be slightly greater than that on a year over year comparison. As we get into the third quarter, those comparisons will get much closer on a year over year basis and SG&A expenses, as a percentage of sales in the third quarter should approximate what they were last year and same would be true in the fourth quarter. See the way the expenses are amortized over sales in the second half of the year.

As we previously indicated, we expect that sales, as a result of the combination of the sales – primarily a combination – result of the price decrease, to be softer in the first half of the year than the second half of the year. The comments I made at the last conference call are still operative there where we were talking about in the range of 15 percent branded sales increases for the first and second quarter climbing to the 30 percent range in the third quarter and then, to the 40 percent range in the fourth quarter. We’re still comfortable tracking to those numbers. They say very – feeling very good about what we have done to meet those initiatives.

So with that, I’ll turn it over to your questions

Q>:	Alan, could you just give us some additional numbers? The operating cash flow for the quarter, capital expenditures and non cash charges to net income?

A>:	Our normal non cash charges are pretty much in line with the prior which would be depreciation and change in our deferred tax asset, stock based compensation for the quarter was $286,000 versus $244,000 last quarter. Cash provided by operating activities for this quarter is $459,000 versus $429,000 last quarter. And cap ex, was about $70,000 which is a combination of we had bought new trade show display exhibits and additional computer equipment for the new hires that the company has taken on.

Q>:	What is the market size, Frank, for the UTI-STAT opportunity in the US?

A>:	You know that’s a good question. It is an under exploited category — there is no directly competitive product. But the techniques that are used to as a prophylactic for UTIs, tend to be widespread use of cranberry juice in nursing homes which has been shown to be somewhat effective in that regard and the use of cranberry supplement tablets. So if you would – I mean, obviously, the cranberry juice market is a huge one, but I think that would probably be overstating the market opportunity for us. The cranberry tablet market is booking in the $20 million range, but I think that clearly understates the market potential because it’s a – not that – a difficult product to take and it’s efficacy is not as great as that of UTI-STAT. Although it’s not an – I think we will create a market as much as sell replace existing products in that market, and so, it’s difficult to come up with an existing market size for you. If you want to include cranberry juice, it would be, obviously, hundreds of millions of dollars. But that may be overstating it.

Q>:	Has there been any competitive response to your price decreases when they were implemented?

A>:	There has been some. Not as – not significant. We are – I think as we talked about on the last conference call, we’ve really positioned ourselves with a very competitive price which makes it difficult for – makes it more difficult for our competitors to gain share. We have seen them reacting with some one off deals as nearly as we can determine, but overall, we’re extremely pleased with the user reaction to our new pricing.

Q>:	OK. That's good. And then, there was a pick up in private label sales a little bit, both year over year and sequentially. So is there anything in particular that would be driving that, or?

A>:	As we’ve talked about before, it’s very difficult for us to project that business because we’re dependent upon the promotional cycles of our private label customers and so, I would not read anything into that. In fact, the second quarter private label sales will be below last year. So it’s just a question of the way that business comes.

Q>:	OK.

A>:	Wouldn't consider it a trend.

Q>:	And finally, can you update us on steps taken or discussions had on retail distribution now?

A>:	Yes. The – we’re in the preliminary stages of those discussions and securing alliances. We are making progress and expect to be able to implement that plan as we previously indicated during the – towards the end of the fourth quarter. So I don’t have any announcements that we’re ready to make on that, yet. We’ve – we’ll probably make some either towards the end of this quarter or the beginning of the third quarter.

Q>:	So no signed deal for 100 percent rollout in Wal-Mart tomorrow morning?

A>:	Wow. No. But when we get that deal, you can be sure we’ll announce it. And as I mentioned to you, the timing the relatively long lead time with the major retailers because they only reset their plan o grams – they have major resets once a year. They do some cut ins typically at half yearly intervals and so as we begin that process in earnest later on this quarter, we will become – we’ll get ourselves slotted into that process. And then as soon as we’ve been approved in a plan o gram that’s the point of which we might begin to be able to say something publicly.

Q>:	Sure. OK. Actually, let me just squeeze in one more, is given rampant materials inflation and almost kind of production process, I mean does that flow through to your suppliers and to you? Or no? Are your materials not so much affected? I mean just how is that working?

A>:	The biggest impact we are beginning to feel is in fuel surcharges even though our raw – our principal raw materials are not directly impacted by that – by general price increases and the commodities and our commodities are not the ones that are growing rapidly. But everything is impacted by fuel costs because it has to be transported and so we are seeing that both in terms of our outbound freight to prepaid customers and we’re beginning to see that creep into some of our raw materials on a freight surcharge basis. So that – we’re not immune from that and it has not been significant enough yet that we’ve felt the need to take action, but if oil continues at $140 a barrel and begins to be more widely reflected in our cost of delivered goods, we may have to do something there. Clearly, we see that as a negative, but we don’t see it as a competitive issue because we’re not out on an island. So everyone is impacted by those same costs.

Q>:	With regard to the perspective gross margins on the retail business that you're contemplating, how does this compare to the basic business that you're involved in now?

A>:	I think it’s a little premature for us to answer that. It’s a – as I’m sure you understand what the math there is that the gross margin is actually relatively comparable, but instead of spending the sales and marketing piece on sales people as we do now, the sales and marketing piece is split between sales commissions and also media advertising. And so, preliminarily I would say that when you’re looking at it on an operating margin basis, the two businesses are not dissimilar, but the way that you get there is different. The reason I’m hesitant to give you a more accurate number than that is that the advertising is a significant cost and that is not consistent throughout the calendar or throughout the retail calendar. It is entirely likely that we will incur greater – well, we certainly will incur greater advertising costs as a percentage of sales and we will need to expense them during the rollout phase of the products during the introductory phase and once those products begin selling on a regular basis, advertising becomes a lower percentage of revenue. And when you’re looking at our fiscal periods, obviously, timing is everything. So it depends on when that rollout would begin and how that would impact the quarterly advertising.

So – but from a 30,000 foot level, on the – as they say on the operating margin basis, they are not hugely dissimilar businesses.

Q>:	Most of my questions have been answered already, but in the middle paragraph of your release, you talk about UTI-STAT and the favorable results. And then, go on to say though somewhat costly in the short term, we expect successful implementation of first and second quarter initiatives. I presume this refers to everything, not just the UTI-STAT initiative.

A>:	Right. The first quarter initiatives were the price reduction and the increase in our sales force, which actually bleeds into the second quarter, as well, and then the second quarter principal initiative is the launch of UTI-STAT.

Q>:	Right. Could you give us a little flavor on the increased sales people? What type of results are they having? And what are they seeing out there? Are they well received? Is it going to be a long - you've already said you expect a pickup, so obviously, you're seeing something favorable. But is it possible to give us a little color on what's characterizing what you're seeing?

A>:	As I said, most of those people came onstream towards the end of the quarter.

Q>:	Right.

A>:	and we have another one that’s come on subsequent to the end of the quarter, coming on subsequent to the end of the quarter. So we’re just really finishing the process of training them fully. They work with other area managers, other field people in real life situations. We give them classroom training that amounts to in total about five days of classroom training. It goes in two phases, there’s an initial training session that equips them to actually go out in the field and to begin talking to customers. The second phase is more in depth that occurs about a month later and it gives them the opportunity to inquire more deeply into questions that they have heard in the field for which they weren’t full prepared and for us to give them much more in depth training once they’ve sort of understood the market by actually being out there. So...

Q>:	That I understand. I’m looking at the word, though somewhat costly, we expect the successful implementation. So wonder if that expect meant you were already getting positive orders or indications of orders or is expectation simply based on your statistics that show sales people on average get a certain return in the first couple quarters or something.

A>:	Yes. Specifically by successful implementation, I'm referring to is hiring them and getting them on board and we're extremely pleased with the quality of people we have been able to attract. And as we mentioned previously, we do not generally see material benefits within the first 90 days of new people because they're just beginning to work the territory and then ...

Q>:	Right.

A>:	.... subsequent to that, we should begin to see material benefits which is why we've indicated we would expect to see some of that in the third quarter.

Q>:	Great. And finally, where is UTI-STAT on the hockey stick, if you will?

A>:	The launch is going out – is occurring as we speak. The product is available in – I don’t want to give you an – probably a handful of distributors. Our people have begun probably about – now they’ve been out for about three weeks in terms of showing it to customers and as I mentioned earlier, there was – very pleased with the response. We think it’s going to be great product.

Q>:	Excellent. And I had another question, but it's slipping my mind. Just give me a second here. Can't think of it, so that will be it for now. Thank you.

A>:	OK. Thank you